Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Partners, L.P. Announces Results and Cash Distribution for Third Quarter 2014

LOS ANGELES, CA (November 6, 2014) – Rentech Nitrogen Partners, L.P. (NYSE: RNF) today announced financial and operating results for the three and nine months ended September 30, 2014.

D. Hunt Ramsbottom, CEO of Rentech Nitrogen, said, “Third-quarter results were generally in line with our expectations, based on seasonal demand for nitrogen products. We expect results and cash distribution for the fourth quarter to be significantly better than third quarter results, corresponding with fall deliveries. In addition, the outlook for the first half of 2015 looks encouraging for all nitrogen products.”

Mr. Ramsbottom continued, “The restructuring plan at Pasadena has been completed. We completed the twenty percent reduction in workforce and our daily ammonium sulfate production rate is tracking to annualized production in line with our target of 500,000 tons next year.”

“Looking forward, we’re replacing the ammonia synthesis converter in the ammonia plant at the East Dubuque facility that was damaged during the fire last fall. This project is designed to improve plant reliability, increase ammonia production capacity by 17,500 tons annually, and improve natural gas efficiency.”

Revenues for the three months ended September 30, 2014 were $84.2 million, compared to $93.3 million for the same period in the prior year. Revenues for the nine months ended September 30, 2014 were $254.1 million, compared to $256.8 million for the same period in the prior year.

Gross profit for the three months ended September 30, 2014 was $6.7 million, compared to $16.8 million for the same period last year. Gross profit for the nine months ended September 30, 2014 was $48.7 million, compared to $79.4 million for the same period last year.

Adjusted EBITDA for the three months ended September 30, 2014 was $9.1 million. This compares to $16.1 million in the corresponding 2013 period. Adjusted EBITDA for the nine months ended September 30, 2014 was $51.3 million. This compares to $75.1 million in the corresponding 2013 period. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release appears below.

Net loss for the three months ended September 30, 2014 was $3.1 million, or ($0.08) per basic unit. This compares to a net loss of $22.3 million, or ($0.57) per basic unit, for the same period last year. Net loss was $2.5 million, or ($0.06) per basic unit, for the three months ended September 30, 2014 excluding loss on debt extinguishment. This compares to net income of $7.5 million or $0.19 per basic unit excluding loss on debt extinguishment and Pasadena goodwill impairment for the same period last year.

Net loss for the nine months ended September 30, 2014 was $8.9 million, or ($0.23) per basic unit. This compares to net income of $21.5 million, or $0.54 per basic unit, for the same period last year. Net income was $18.9 million, or $0.49 per basic unit, for the nine months ended September 30, 2014, excluding the Pasadena goodwill impairment, loss on debt extinguishment, and gain on fair value adjustment to earn-out consideration. This compares to $52.6 million, or $1.33 per basic unit, for the same period last year excluding those items.

Three Months Ended September 30, 2014

East Dubuque Facility

Revenues for the three months ended September 30, 2014 were $46.0 million, compared to $50.6 million for the same period last year. The decrease was due to lower deliveries and sales prices of urea ammonium nitrate solution (UAN), partially offset by higher deliveries and sales prices for ammonia. Deliveries of UAN in 2013 occurred earlier than is typical, which pulled revenue from the fourth quarter of 2013 into the third quarter of 2013. Production of ammonia increased after the completion of the ammonia expansion project in December 2013. This additional ammonia available for sale resulted in higher ammonia deliveries during the three and nine months ended September 30, 2014.

Average sales prices per ton for the three months ended September 30, 2014 were 1% higher for ammonia and relatively flat for UAN, as compared with the same period last year. These two products comprised 80% of the East Dubuque facility’s revenues for the three months ended September 30, 2014 and 87% for the same period last year. The increase in ammonia sales prices was consistent with the increase in global ammonia prices between the two periods. The improvement in global ammonia prices during the three months ended September 30, 2014 was caused by lower supplies of urea from China, geopolitical events resulting in the shutdown of significant nitrogen fertilizer plants in Libya and Ukraine, and the reduction in natural gas supplies in other parts of the world. UAN prices did not benefit from the improvement in the ammonia market.

Gross profit was $15.5 million for the three months ended September 30, 2014; this compares to $25.1 million for the same period last year. Gross profit margin for the three months ended September 30, 2014 was 34%, compared to 50% for the same period last year. The decreases in gross profit and gross margin were primarily due to lower product pricing, and increased costs of natural gas, depreciation and electricity.

Adjusted EBITDA for the three months ended September 30, 2014 for the East Dubuque facility was $18.5 million. This compares to Adjusted EBITDA of $25.8 million in the corresponding period in 2013.

Net income was $14.1 million for the three months ended September 30, 2014, compared to $24.1 million for the same period last year.

Pasadena Facility

Revenues for the three months ended September 30, 2014 were $38.1 million, compared to $42.7 million for the same period last year. Lower sales prices for ammonium sulfate and ammonium thiosulfate, and lower sales volume for sulfuric acid were partially offset by higher sales volumes for ammonium sulfate and ammonium thiosulfate. Production of ammonium sulfate increased after the completion of the debottlenecking project in December 2013. Demand increased due to favorable weather during the planting season and an increase in international orders; increased production enabled additional sales to meet that demand.

Average sales prices per ton decreased by 17% for ammonium sulfate and increased by 10% for sulfuric acid for the three months ended September 30, 2014, as compared with the same period last year. These two products comprised 94% of the Pasadena facility’s revenues for the three months ended September 30, 2014 and 98% for the same period last year. A higher proportion of export sales, priced lower than domestic sales, contributed to the decline in average product price.

Gross loss was $8.8 million for the three months ended September 30, 2014, compared to a gross loss of $8.3 million for the same period last year. Gross loss margin for the three months ended September 30, 2014 was 23% compared to a gross loss margin of 19% for the same period last year. The decreases in gross profit and gross profit margin were primarily due to declines in average sales prices for ammonium sulfate, increases in the unit prices of raw materials, turnaround expenses, and other non-recurring maintenance expenses.

Adjusted EBITDA for the three months ended September 30, 2014 for the Pasadena facility was a loss of $7.7 million. This compares to Adjusted EBITDA loss of $7.8 million in the corresponding period in 2013.

Net loss was $10.2 million for the three months ended September 30, 2014, compared to $40.8 million for the same period last year. Net loss for the three months ended September 30, 2013 includes a loss on goodwill impairment of $30.0 million.

Net loss was $10.7 million for the three months ended September 30, 2013, excluding the Pasadena goodwill impairment.

Nine Months Ended September 30, 2014

East Dubuque Facility

Revenues for the nine months ended September 30, 2014 were $148.5 million, compared to $146.8 million for the same period last year. The increase was due to higher natural gas sales and ammonia sales volumes, partially offset by lower UAN sales volumes and sales prices for ammonia and UAN. Additional ammonia available for sale resulted in higher ammonia deliveries.

Average sales prices per ton for the nine months ended September 30, 2014 were 19% lower for ammonia and 5% lower for UAN, as compared with the same period last year. These two products comprised 80% of the East Dubuque facility’s revenues for the nine months ended September 30, 2014 and 83% for the same period last year. The decreases in our sales prices for ammonia and UAN were consistent with the decline in global nitrogen fertilizer prices in the earlier portions of the respective periods, partially offset by increases in the three months ended in September of the respective years. These decreases were caused by significantly higher levels of low-priced urea in the global market, particularly from China. Prices were also affected by additional nitrogen fertilizer production brought on line in North America over the last 12 months.

Gross profit was $60.8 million for the nine months ended September 30, 2014, compared to $81.4 million for the same period last year. Gross profit margin for the nine months ended September 30, 2014 was 41%, compared to 55% for the same period last year. The decreases in gross profit and gross margin were primarily due to lower product pricing, and increased costs of natural gas, depreciation and electricity.

Adjusted EBITDA for the nine months ended September 30, 2014 for the East Dubuque facility was $68.8 million. This compares to Adjusted EBITDA of $84.2 million in the corresponding period in 2013.

Net income was $56.9 million for the nine months ended September 30, 2014, compared to $77.4 million for the same period last year.

Pasadena Facility

Revenues for the nine months ended September 30, 2014 were $105.6 million, compared to $110.0 million for the same period last year. Lower sales prices for all products were partially offset by higher ammonium sulfate sales volumes.

Average sales prices per ton decreased by 27% for ammonium sulfate and by 3% for sulfuric acid for the nine months ended September 30, 2014, as compared with the same period last year. These two products comprised 91% of the Pasadena facility’s revenues for each of the nine months ended September 30, 2014 and 2013. A higher proportion of export sales, priced lower than domestic sales, contributed to the decline in average product price.

Gross loss was $12.1 million for the nine months ended September 30, 2014, compared to a gross loss of $2.0 million for the same period last year. Gross loss margin for the nine months ended September 30, 2014 was 12%, compared to a gross loss margin of 2% for the same period last year.

Adjusted EBITDA for the nine months ended September 30, 2014 for the Pasadena facility was a loss of $11.2 million. This compares to Adjusted EBITDA loss of $2.6 million in the corresponding period in 2013.

Net loss was $44.5 million for the nine months ended September 30, 2014, compared to a net loss of $38.9 million for the same period last year. Net loss for the nine months ended September 30, 2014 and 2013 includes a loss on goodwill impairment of $27.2 million and $30.0 million, respectively.

Net loss was $17.3 million and $8.9 million for the nine months ended September 30, 2014 and 2013, respectively, excluding the Pasadena goodwill impairment.

Ammonia Converter Project at East Dubuque

The partnership plans to replace the converter in the ammonia plant at the East Dubuque facility, which is expected to increase production and improve both the efficiency and reliability of the plant.

The converter was damaged during the fire last fall, then repaired and returned to service. The plant is currently operating near capacity, but it is possible that additional repairs will be needed before the converter is replaced at the end of 2016. The plant was down for 7 days in October to repair a leaking flange on the converter.

The new ammonia converter will be designed to increase annual ammonia production capacity by approximately 17,500 tons, bringing total annual ammonia capacity to approximately 390,000 tons. The project’s current estimated return is over 20%.

Outlook

Fourth Quarter 2014 Guidance

The partnership provided the following forecast for product deliveries, consumption of inputs and maintenance capital expenditures for the fourth quarter of 2014.

Forecasted Deliveries (in thousand tons)
East Dubuque
Ammonia	64
UAN	65
Urea - liquid and granular	12
Nitric acid	2
Pasadena
Ammonium sulfate	112
Sulfuric acid	27
Ammonium thiosulfate	7

Forecasted Consumption in Deliveries
East Dubuque
Natural gas (in million MMBtus)	3.6
Pasadena (in thousand tons)
Ammonia	29
Sulfur	38
Sulfuric acid	111

Maintenance Capital Expenditures (in millions)[1]	$3.9

[1]	Reflects only maintenance capital expenditures to be funded by cash generated by operations.

Full Year 2014 Guidance

Adjusted EBITDA for the East Dubuque and Pasadena facilities is expected to be approximately $85 million in 2014, and approximately $75 million for the partnership, which reflects partnership-level expenses. The guidance reflects an outage for 7 days during the fourth quarter to repair a leaking flange on the ammonia converter at the East Dubuque facility.

Rentech Nitrogen provided the following updated forecast for product deliveries, consumption of inputs and maintenance capital expenditures for the full year of 2014.

Forecasted Deliveries (in thousand tons)
East Dubuque
Ammonia	170
UAN	279
Urea - liquid and granular	52
Nitric acid	12
Pasadena
Ammonium sulfate	570
Sulfuric acid	88
Ammonium thiosulfate	62

Forecasted Consumption in Deliveries
East Dubuque
Natural gas (in million MMBtus)	12
Pasadena (in thousand tons)
Ammonia	152
Sulfur	186
Sulfuric acid	516

Maintenance Capital Expenditures (in millions)[1]	$17.5

[1]	Reflects only maintenance capital expenditures to be funded by cash generated by operations.

2014 Progress

The partnership provided the following key operating metrics, progress against its forecasted product deliveries, and consumption of inputs for 2014 for the East Dubuque and Pasadena facilities:

Locked-in or Delivered
East Dubuque Facility

Deliveries[1]
Ammonia
Tons	155,000 or 92%
Average price	$550
UAN
Tons	279,000 or 100%
Average price	$279
Natural Gas in Cost of Sales[1] (million MMBtus)	12.0 or 100%
Average cost per million MMBtus (including transportation costs)	$5.02

Pasadena Facility

Deliveries and Commitments[1]
Ammonium sulfate
Tons	491,000 or 86%
Average price	$198

[1]	Through September 30, 2014.

Third Quarter Cash Available for Distribution

Cash available for distribution for the quarter was $1.9 million, or $0.05 per unit. The distribution will be paid on November 28, 2014 to unit holders of record as of November 21, 2014. The calculation of the cash available for distribution appears below in this press release.

Conference Call with Management

Rentech Nitrogen will hold a conference call today, November 6, 2014 at 1:30 p.m. PST, during which senior management will review the partnership’s financial results for this period and provide an update on the business. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-774-6070 or 630-691-2753 and entering the pass code 9432139#. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 4:00 p.m. PST on November 6 through 11:59 p.m. PST on November 6. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and entering the audience passcode 9432139#.

Key Operating Statistics:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Production Tons (in thousands)
East Dubuque Facility:
Ammonia	75	77	238	227
Ammonia Available for Sale (included in line above)	40	32	125	102
UAN	63	86	213	236
Other Products (excludes CO2)	66	85	217	238
Pasadena Facility:
Ammonium Sulfate	121	122	411	374
Sulfuric Acid	71	113	300	367
Ammonium Thiosulfate	10	12	45	43
Delivered Tons (in thousands)
East Dubuque Facility:
Ammonia	27	24	106	76
UAN	83	117	214	237
Other Products (excludes CO2)	16	14	49	49
Pasadena Facility:
Ammonium Sulfate	172	162	458	330
Sulfuric Acid	20	39	61	119
Ammonium Thiosulfate	13	1	56	41

Average Sales Price per Ton
East Dubuque Facility:
Ammonia	$537	$530	$545	$675
UAN	$268	$269	$283	$299
Pasadena Facility:
Ammonium Sulfate	$197	$238	$197	$269

Input Costs
East Dubuque Facility:
Natural Gas
Natural Gas Used in Production (Thousand MMBtus)	2,623	2,754	8,511	8,238
Average Natural Gas Cost per MMBtu, including transportation cost	$4.91	$4.16	$5.02	$4.17
Natural Gas Cost in Cost of Sales (Thousand MMBtus)	2,800	2,873	8,421	7,290
Average Natural Gas Cost per MMBtu, including transportation cost	$4.87	$4.29	$5.05	$4.15

Input Costs
Pasadena Facility:
Ammonia
Ammonia Used in Production (Thousand Tons)	32	32	111	100
Ammonia in Cost of Sales (Thousand Tons)	46	41	125	89
Sulfur
Sulfur Used in Production (Thousand Tons)	38	40	122	132
Sulfur in Cost of Sales (Thousand Tons)	51	53	145	131
On-Stream Rates[1]:
East Dubuque Facility:
Ammonia	89.1%	100.0%	96.3%	100.0%
UAN	90.2%	100.0%	96.0%	99.3%
Pasadena Facility:
Ammonium Sulfate	85.7%	79.8%	82.9%	81.8%
Sulfuric Acid	59.6%	77.9%	85.6%	90.8%

[1]	The on-stream factors for the ammonia, UAN, ammonium sulfate and sulfuric acid plants equal the total days the applicable plant operated in any given period, divided by the total days in that period.

Rentech Nitrogen Partners, L.P.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Unit Data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues	$84,163	$93,279	$254,052	$256,799
Cost of Sales	77,475	76,459	205,381	177,412

Gross Profit	6,688	16,820	48,671	79,387
Operating Expenses
Selling, general and administrative expenses	3,819	4,080	13,601	13,722
Depreciation and amortization	384	1,018	1,092	2,874
Pasadena goodwill impairment	—	30,029	27,202	30,029
Other expense	304	28	526	36

Total Operating Expenses	4,507	35,155	42,421	46,661

Operating Income (Loss)	2,181	(18,335)	6,250	32,726
Other Income (Expense), Net
Interest expense, net	(4,624)	(3,996)	(14,437)	(9,725)
Loss on debt extinguishment	(635)	—	(635)	(6,001)
Gain on fair value adjustment to earn-out consideration	—	309	—	4,920
Other expense, net	—	—	—	(7)

Total Other Expense, Net	(5,259)	(3,687)	(15,072)	(10,813)

Income (Loss) Before Income Taxes	(3,078)	(22,022)	(8,822)	21,913
Income tax expense	27	233	82	438

Net Income (Loss)	(3,105)	$(22,255)	$(8,904)	$21,475

Basic and Diluted Net Income (Loss) per Common Unit Allocated to Common Unit Holders	$(0.08)	$(0.57)	$(0.23)	$0.54

Weighted-Average Shares Used to Compute Net Income (Loss) per Common Share:
Basic	38,905	38,849	38,895	38,843

Diluted	38,905	38,849	38,895	38,934

Rentech Nitrogen Partners, L.P.

Statements of Operations by Business Segment

(Stated in Thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues
East Dubuque	$46,021	$50,572	$148,455	$146,838
Pasadena	38,142	42,707	105,597	109,961

Total Revenues	$84,163	$93,279	$254,052	$256,799

Gross Profit (Loss)
East Dubuque	$15,466	$25,114	$60,816	$81,353
Pasadena	(8,778)	(8,294)	(12,145)	(1,966)

Total Gross Profit	$6,688	$16,820	$48,671	$79,387

Selling, General and Administrative Expenses
East Dubuque	$956	$981	$3,177	$3,423
Pasadena	1,071	1,227	4,147	3,811

Total Segment Selling, General and Administrative Expenses	$2,027	$2,208	$7,324	$7,234

Depreciation and Amortization
East Dubuque	$47	$46	$122	$152
Pasadena	337	972	970	2,722

Total Depreciation and Amortization Recorded in Operating Expenses	$384	$1,018	$1,092	$2,874

Net Income (Loss)
East Dubuque	$14,139	$24,069	$56,926	$77,383
Pasadena	(10,213)	(40,765)	(44,545)	(38,915)

Total Segment Net Income (Loss)	$3,926	$(16,696)	$12,381	$38,468

Reconciliation of Segment Net Income (Loss) to Consolidated Net Income (Loss)
Segment net income (loss)	$3,926	$(16,696)	$12,381	$38,468
Partnership and unallocated expenses recorded as selling, general and administrative expenses	(1,792)	(1,872)	(6,277)	(6,488)
Partnership and unallocated income (expense) recorded as other income (expense)	(635)	309	(635)	(1,081)
Unallocated interest expense and loss on interest rate swaps	(4,604)	(3,996)	(14,373)	(9,726)
Income tax benefit	—	—	—	302

Consolidated Net Income (Loss)	$(3,105)	$(22,255)	$(8,904)	$21,475

Rentech Nitrogen Partners, L.P.

Selected Balance Sheet Data

(Stated in Thousands)

	As of September 30, 2014	As of December 31, 2013
	(unaudited)
Cash	$44,061	$34,060
Working capital	1,190	21,188
Construction in progress	65,633	33,531
Total assets	424,486	406,344
Total debt	320,000	320,000
Total Partners’ capital	5,150	23,125

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income (loss) plus interest expense and other financing costs, loss on debt extinguishment, income tax expense, depreciation and amortization, Pasadena goodwill impairment and fair value adjustment to earn-out consideration, net of loss on interest rate swaps. As used in this table, we calculate cash available for distribution as Adjusted EBITDA plus non-cash compensation expense minus the sum of maintenance capital expenditures not funded by financing proceeds, net interest expense and cash reserved for working capital purposes. Adjusted EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

Adjusted EBITDA and cash available for distribution should not be considered alternatives to any measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and cash available for distribution may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA and cash available for distribution presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

Net income (loss) excluding loss on goodwill impairment, loss on debt extinguishment and loss on fair value adjustment to earn-out contingent consideration is included to provide management and investors with net income results for Rentech Nitrogen that are more easily compared to the prior year period.

The table below reconciles Adjusted EBITDA, which is a non-GAAP financial measure, to net income (loss) for the nine months ended September 30, 2014. It also reconciles cash available for distribution to Adjusted EBITDA, both of which are non-GAAP financial measures, for the nine months ended September 30, 2014.

	For the Nine Months Ended September 30, 2014
(Stated in thousands, except per unit data)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Net income (loss)	$56,926	$(44,545)	$(21,285)	$(8,904)
Plus: Net interest expense	64	—	14,373	14,437
Plus: Income tax expense	1	81	—	82
Plus: Loss on debt extinguishment	—	—	635	635
Plus: Pasadena goodwill impairment	—	27,202	—	27,202
Plus: Depreciation and amortization	11,777	6,026	—	17,803

Adjusted EBITDA	$68,768	$(11,236)	$(6,277)	$51,255
Plus: Non-cash compensation expense	—	—	1,159	1,159
Less: Maintenance capital expenditures	(6,199)	(21,424)	—	(27,623)
Plus: Portion of capital expenditures financed	—	14,019	—	14,019
Less: Net interest expense	(64)	—	(14,373)	(14,437)
Less: Cash reserved for working capital purposes	—	—	(14,261)	(14,261)

Cash available for distribution	$62,505	$(18,641)	$(33,752)	$10,112

Cash available for distribution, per unit	$1.61	$(0.48)	$(0.87)	$0.26

Common units outstanding	38,905	38,905	38,905	38,905

The table below reconciles Adjusted EBITDA to net income (loss) for the nine months ended September 30, 2013.

	For the Nine Months Ended September 30, 2013
(Stated in thousands, except per unit data)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Net income (loss)	$77,383	$(38,915)	$(16,993)	$21,475
Plus: Net interest expense	—	6	9,719	9,725
Plus: Pasadena goodwill impairment	—	30,029	—	30,029
Plus: Loss on debt extinguishment	—	—	6,001	6,001
Plus: Loss on interest rate swaps	—	—	7	7
Plus: Income tax (benefit) expense	360	380	(302)	438
Plus: Depreciation and amortization	6,500	5,881	—	12,381
Less: Gain on fair value adjustment to earn-out consideration	—	—	(4,920)	(4,920)

Adjusted EBITDA	$84,243	$(2,619)	$(6,488)	$75,136

The table below reconciles Adjusted EBITDA to net income (loss) for the three months ended September 30, 2014.

	For the Three Months Ended September 30, 2014
(Stated in thousands, except per unit data)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Net income (loss)	$14,139	$(10,213)	$(7,031)	$(3,105)
Plus: Net interest expense	20	—	4,604	4,624
Plus: Income tax expense	—	27	—	27
Plus: Loss on debt extinguishment	—	—	635	635
Plus: Depreciation and amortization	4,380	2,490	—	6,870

Adjusted EBITDA	$18,539	$(7,696)	$(1,792)	$9,051
Plus: Non-cash compensation expense	—	—	284	284
Less: Maintenance capital expenditures	(2,124)	(9,461)	—	(11,585)
Plus: Portion of capital expenditures financed	—	3,653	—	3,653
Less: Net interest expense	(20)	—	(4,604)	(4,624)
Less: Cash reserved for working capital purposes	—	—	5,166	5,166

Cash available for distribution	$16,395	$(13,504)	$(946)	$1,945

Cash available for distribution, per unit	$0.42	$(0.35)	$(0.02)	$0.05

Common units outstanding	38,905	38,905	38,905	38,905

The table below reconciles Adjusted EBITDA to net income (loss) for the three months ended September 30, 2013.

	For the Three Months Ended September 30, 2013
(Stated in thousands, except per unit data)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Net income (loss)	$24,069	$(40,765)	$(5,559)	$(22,255)
Plus: Net interest expense	—	—	3,996	3,996
Plus: Pasadena goodwill impairment	—	30,029	—	30,029
Plus: Income tax (benefit) expense	(9)	242	—	233
Plus: Depreciation and amortization	1,712	2,674	—	4,386
Less: Gain on fair value adjustment to earn-out consideration	—	—	(309)	(309)

Adjusted EBITDA	$25,772	$(7,820)	$(1,872)	$16,080

The table below reconciles loss attributable to Rentech Nitrogen excluding loss on debt extinguishment for the three months ended September 30, 2014. The table also reconciles net loss attributable to Rentech Nitrogen excluding Pasadena goodwill impairment and gain on fair value adjustment to earn-out consideration for the three months ended September 30, 2013.

(Stated in thousands, except per unit data)	For the Three Months Ended September 30, 2014	For the Three Months Ended September 30, 2013
Net loss attributable to common unit holders	$(3,105)	$(22,255)

Pasadena goodwill impairment	—	30,029
Loss on debt extinguishment	635	—
Gain on fair value adjustment to earn-out consideration	—	(309)

Net income (loss) attributable to common unit holders excluding Pasadena goodwill impairment, loss on debt extinguishment and gain on fair value adjustment to earn-out consideration	$(2,470)	$7,465

Net loss per unit attributable to common unit holders	$(0.08)	$(0.57)

Per unit Pasadena goodwill impairment	—	0.77
Per unit loss on debt extinguishment	0.02	—
	—	(0.01)

Net income (loss) per unit attributable to common unit holders excluding Pasadena goodwill impairment, loss on debt extinguishment and gain on fair value adjustment to earn-out consideration	$(0.06)	$0.19

Weighted-Average Common Units Outstanding	38,905	38,849

The table below reconciles net income (loss) attributable to Rentech Nitrogen excluding Pasadena goodwill impairment, loss on debt extinguishment and gain on fair value adjustment to earn-out consideration for the nine months ended September 30, 2014 and September 30, 2013.

(Stated in thousands, except per unit data)	For the Nine Months Ended September 30, 2014	For the Nine Months Ended September 30, 2013
Net income (loss) attributable to common unit holders	$(8,904)	$21,475

Pasadena goodwill impairment	27,202	30,029
Loss on debt extinguishment	635	6,001
Gain on fair value adjustment to earn-out consideration	—	(4,920)

Net income attributable to common unit holders excluding Pasadena goodwill impairment, loss on debt extinguishment and gain on fair value adjustment to earn-out consideration	$18,933	$52,585

Net income (loss) per unit attributable to common unit holders	$(0.23)	$0.54

Per unit Pasadena goodwill impairment	0.70	0.77
Per unit loss on debt extinguishment	0.02	0.15
Per unit gain on fair value adjustment to earn-out consideration	—	(0.13)

Net income per unit attributable to common unit holders excluding Pasadena goodwill impairment, loss on debt extinguishment and gain on fair value adjustment to earn-out consideration	$0.49	$1.33

Weighted-Average Common Units Outstanding	38,895	38,843

The table below reconciles net loss attributable to the Pasadena facility excluding Pasadena goodwill impairment for the three months ended September 30, 2013.

(Stated in thousands, except per unit data)	For the Three Months Ended September 30, 2013
Net loss for Pasadena	$(40,765)

Pasadena goodwill impairment	30,029

Net loss attributable to common unit holders excluding Pasadena goodwill impairment	$(10,736)

The table below reconciles net loss attributable to the Pasadena facility excluding Pasadena goodwill impairment for the nine months ended September 30, 2014 and September 30, 2013.

(Stated in thousands, except per unit data)	For the Nine Months Ended September 30, 2014	For the Nine Months Ended September 30, 2013
Net loss for Pasadena	$(44,545)	$(38,915)

Pasadena goodwill impairment	27,202	30,029

Net loss attributable to common unit holders excluding Pasadena goodwill impairment	$(17,343)	$(8,886)

Net loss per unit for Pasadena	$(1.15)	$(1.00)

The table below reconciles forecasted Adjusted EBITDA to operating income (loss) for the twelve months ending December 31, 2014 for the East Dubuque and Pasadena facilities combined, and for the partnership.

	For the Twelve Months Ending December 31, 2014
(Stated in millions)	East Dubuque & Pasadena Facilities	Partnership Level	Consolidated
	(Unaudited)
Operating income (loss)[1]	$60	$(10)	$50
Plus: Depreciation and amortization	25	—	25

Adjusted EBITDA	$85	$(10)	$75

[1]	Excludes the impact of the impairment related to goodwill at Pasadena facility.

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of two fertilizer production facilities owned by its operating subsidiaries. The East Dubuque facility is located in the northwestern corner of Illinois, and uses natural gas as a feedstock to produce primarily anhydrous ammonia and UAN solution for sale to customers in the Mid Corn Belt. The Pasadena facility is located in Pasadena, Texas, along the Houston Ship Channel; it uses ammonia and sulfur as feedstocks to produce ammonium sulfate and ammonium thiosulfate fertilizers, and sulfuric acid. Rentech Nitrogen is the largest producer of synthetic granulated ammonium sulfate fertilizer in North America, with sales in the United States and internationally.

Forward-Looking Statements

This press release contains forward-looking statements about matters such as: our forecasts for 2014; the expected benefits of the planned ammonia converter project at our East Dubuque facility; the outlook for our nitrogen fertilizer businesses; and trends in the pricing and demand for our nitrogen fertilizer products. These statements are based on management’s current expectations. Actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available on Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release. Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Qualified Notice to Nominees and Brokers

This release is intended to serve as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Rentech Nitrogen’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Rentech Nitrogen’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

310-571-9800

ir@rnp.net